Exhibit 10.17

SUBLEASE TERMINATION AGREEMENT

This Sublease Termination Agreement (“Agreement”) is entered into as of the 31st day of July, 2020, by and between NOVABAY PHARMACEUTICALS, INC., a Delaware corporation (“Sublandlord”), and ZYMERGEN INC., a Delaware corporation (“Subtenant”), with reference to the following:

A.     Sublandlord and Emery Station Office II, LLC, a California limited liability company (“Landlord”), are party to that certain Office Lease dated as of June 3, 2004 (as amended, the “Master Lease”), pursuant to which Sublandlord leases from Landlord premises comprised of certain office and laboratory space containing approximately 16,465 rentable square feet (as more particularly described in the Master Lease, the “Master Premises”) and located at EmeryStation North, 5980 Horton Street, Emeryville, California (the “Project” or “Building”).

B.     The term of the Master Lease is scheduled to expire on October 31, 2020 (“Scheduled Master Lease Termination Date”), and Landlord desires to enter into an amendment to the Master Lease with Sublandlord (the “Master Lease Early Termination Amendment”), pursuant to which Landlord may terminate the Master Lease prior to the Scheduled Master Lease Termination Date by the delivery of written notice to Sublandlord in accordance with the Master Lease Early Termination Amendment.

C.     Sublandlord and Subtenant are parties to that certain Sublease, dated as of July 11, 2016 (the “Sublease”), pursuant to which Subtenant subleases from Sublandlord the Master Premises (hereinafter referred to as, the “Sublease Premises”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Sublease.

D.     The Term of the Sublease is scheduled to expire on October 21, 2020 (the “Scheduled Sublease Termination Date”), and Sublessee desires to terminate the Sublease prior to the Scheduled Sublease Termination Date and contemporaneously with the Master Lease pursuant to the Master Lease Early Termination Amendment.

E.     Landlord and Subtenant are parties to a lease (as amended, the “Zymergen Direct Lease”), pursuant to which Subtenant leases from Landlord certain premises within the Building as of the date hereof (the “Zymergen Direct Lease Premises”) which are adjacent to the Sublease Premises.

F.     Subtenant desires to enter into an amendment to the Zymergen Direct Lease with Landlord (the “Zymergen Direct Lease Amendment”), pursuant to which Subtenant shall (i) perform the scope of restoration work generally described on Exhibit A attached hereto (the “Restoration Work”), (ii) surrender the Sublease Premises as of the Termination Date (defined below), except for the approximately 325 rentable square foot portion of the Sublease Premises located on the 3rd floor of the Building (the “3rd Floor Retained Premises”) and a 3,133 rentable square foot portion of the Sublease Premises located on the 5th floor of the Building (the “5th Floor Retained Premises, and collectively with the 3rd Floor Retained Premises, the “Retained Premises”, as generally shown on Exhibit B attached hereto), and (iii) directly lease the Retained Premises from Landlord effective as of the day after the Termination Date. The portion of the Sublease Premises which does not include the Retained Premises hereinafter shall be referred to as the “Surrender Premises”.

G.     Accordingly, the parties wish to memorialize their agreement regarding the termination of the Sublease described above on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.

Termination of Sublease. Effective as of August 31, 2020 (the “Termination Date”), the Sublease, and the rights and obligations of Sublandlord and Subtenant thereunder, shall be fully and finally terminated, subject to Section 2, Section 4, and Section 5 below. For the avoidance of doubt, Sublandlord and Subtenant acknowledge and agree all of the terms and conditions of the Sublease shall remain in full force and effect up to and including the Termination Date.

2.

Restoration Work. On or before the Termination Date, Subtenant shall perform the Restoration Work set forth on Exhibit A. The release of Sublandlord under Section 7(a) of the Sublease (by incorporation of Section 17.1 of the original Master Lease), and the indemnification of Sublandlord under Section 15 of the Sublease shall apply to Subtenant’s performance of such Restoration Work.

3.

Surrender of Sublease Premises. Notwithstanding anything to the contrary set forth in the Sublease or otherwise, Subtenant shall completely vacate and surrender possession of the Surrender Premises to Landlord and Sublandlord on or before the Termination Date with the Restoration Work completed. Provided that Subtenant so surrenders and vacates the Surrender Premises, Subtenant shall be deemed to have completely vacated and surrendered possession of the entire Sublease Premises in accordance with the Sublease.

4.

Expenses. As soon as practicable after the Termination Date, Sublandlord shall reconcile (a) Subtenant’s total payments of Expenses under the Sublease for the current year through the Termination Date (“Estimated Expenses”) against (b) Sublandlord’s actual liability for “Operating Expenses” and “Taxes” under the Master Lease for such period, as set forth in the applicable Landlord’s Statement (defined in Section 4.2 of the Master Lease) (“Actual Expenses”). If Subtenant’s payments of Estimated Expenses are less than Actual Expenses, then Subtenant shall pay the difference to Sublandlord within thirty (30) days after Subtenant’s receipt of Sublandlord’s invoice therefor. If Subtenant’s payments of Estimated Expenses are greater than Actual Expenses, then Sublandlord shall pay the difference to Subtenant within thirty (30) days after Sublandlord’s receipt of the applicable Landlord’s Statement.

5.

Security Deposit. Sublandlord currently holds a security deposit under the Sublease in the amount of $197,580.00 (“Security Deposit”). Sublandlord shall return the Security Deposit to Subtenant within ten (10) days after the date that Landlord return to Sublandlord its security deposit under the Master Lease.

6.	Release. As of the Termination Date:

a.

Except with respect to the respective obligations of the parties under Section 2, Section 4, and Section 5 above which shall survive the termination of the Sublease as provided herein, each party, for itself and on behalf of its officers, directors, affiliates, successors and assigns, hereby relieves, releases, and discharges the other party from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, (including but not limited to attorneys' fees), damages, actions and causes of action, of whatsoever kind or nature, whether now known or unknown, suspected or unsuspected, disclosed or undisclosed, based on, arising out of, or in connection with the Sublease Premises, the Sublease, or the Master Lease, or any acts, conduct, or omissions prior to the Termination Date; and

b.

Each Party has been fully advised by its respective attorney of the contents of section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived, except with respect to the respective obligations of the parties under Section 2, Section 4, and Section 5 above.  Section 1542 reads as follows:

“Section 1542.  (General Release - Claims Extinguished.)  A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

7.

Notices. Any notices in connection with the Sublease or this Agreement shall be delivered in accordance with the terms of the Sublease, as if integrated into this Agreement mutatis mutandis, to the addresses of the parties hereto as follows:

Subtenant:

Zymergen Inc.

5980 Horton Street, Suite 105

Emeryville, California 94608

Attn: VP Real Estate

with a copy to:

Zymergen Inc.

5980 Horton Street, Suite 105

Emeryville, California 94608

Attn: General Counsel

Sublandlord: 2000 Powell Street, Suite 1150 Emeryville, CA 94608 Attn: CEO and General Counsel

8.	Time of Essence. Time is of the essence of this Agreement.

9.	Heirs, Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors and assigns of the parties hereto, and each of them.

10.	Integration. This Agreement constitutes a single, integrated written contract expressing the entire agreement of the parties hereto relative to the subject matter hereof. Except as otherwise provided herein, no covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. This Agreement shall not be amended except by the written agreement of all parties hereto.

11.	Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

12.

Attorneys' Fees. In the event that any legal action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach of this Agreement, or if any legal action, suit or proceeding is instituted which arises out of a breach of this Agreement, the prevailing party shall recover all of such party's costs and attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

13.

Execution in Counterparts. This Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original but such counterparts shall together constitute but one and the same instrument and Agreement. This Agreement may be executed in so-called “pdf” format and each party has the right to rely upon a pdf counterpart of this Agreement signed by the other party to the same extent as if such party had received an original counterpart.

14.

Representative Capacity. Each party executing this Agreement hereby represents and warrants that the individual executing this Agreement on behalf of such party has full power and authority to bind such party to the terms hereof.

15.

Interpretation. The parties have been represented by counsel in the preparation and negotiation of this Agreement, and this Agreement shall be construed according to the fair meaning of its language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. Unless the context clearly requires otherwise, (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine, and neuter genders shall each be deemed to include the others; (iii) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (iv) “or” is not exclusive; (v) “includes” and “including” are not limiting; and (vi) “days” means calendar days unless specifically provided otherwise.

16.

Contingencies. This Agreement is contingent upon (i) Landlord and Sublandlord contemporaneously herewith entering into the Master Lease Early Termination Amendment, (ii) Landlord terminating the Master Lease pursuant to the Master Lease Early Termination Amendment, and (iii) Landlord and Subtenant contemporaneously herewith entering into the Zymergen Direct Lease Amendment. Either party may terminate this Agreement by providing written notice thereof to the other party on or before the date that is thirty (30) days after the date of mutual execution and delivery of this Agreement if (a) Landlord and Sublandlord fail to enter into the Master Lease Early Termination Amendment contemporaneously herewith, (b) Landlord fails to terminate the Master Lease pursuant to the Master Lease Early Termination Amendment, and (c) Landlord and Subtenant fail to enter into the Zymergen Direct Lease Amendment contemporaneously herewith. If this Agreement is terminated as provided above in this Section 16, this Agreement shall be null and void and of no force or effect and the Master Lease and the Sublease shall continue in full force and effect as if this Agreement had not been executed.

[Signature page follows.]

In witness whereof, Sublandlord and Subtenant have executed this Agreement as of the date first set forth above.

SUBLANDLORD:

NOVABAY PHARMACEUTICALS, INC.,

a Delaware corporation

By: ___/s/ Justin Hall_______________

Name: Justin Hall

Title: CEO

Date: July 30, 2020

SUBTENANT:

ZYMERGEN INC.,

a Delaware corporation

By: __/s/ Enakshhi Singh____________

Name: Enakshi Singh

Title: CFO

Date: July 30, 2020

CONSENT OF LANDLORD

The Landlord of the Master Lease, by signing below, consents to this modification of the Sublease.

EMERY STATION OFFICE II, LLC,

a California limited liability company

By:	EMERY STATION ASSOCIATES II, LLC,

a California limited liability company

Its:	Managing Member

By:         Wareham – NZL,

a California limited liability

company

Its:         Managing Member

By: ___/s/ Richard K Robbins________

Richard K. Robbins, Manager

Date:       August 4, 2020

EXHIBIT A

RESTORATION WORK

1.

Demise the Surrender Premises from (a) the Retained Premises, and (b) other adjacent space within the Zymergen Direct Lease Premises, all as generally shown on Schedule 1 attached hereto, such demising to be constructed so as to comply with applicable Law and match existing building finishes in the Sublease Premises.

2.

In lieu of replacing affixed lab benches, sink and shelving that were removed from the original Surrender Premises, leave in place the fifty-five (55) unaffixed lab benches within the hatched portion of the Surrender Premises shown on Schedule 2 attached hereto, which benches are highlighted and further described thereon. For the avoidance of doubt, the units of casework within the Surrender Premises shown on Schedule 2 and highlighted thereon are the property of Landlord and shall remain in place.

3.

Install an emon demon measuring device (reasonably similar to those existing elsewhere in the Building) at the subpanel L530S served by the existing backup generator that serves the Surrender Premises.

4.

Disconnect from the air compressor in the Retained Premises the compressed air piping currently located within the Surrender Premises. Such piping shall be disconnected at a point within the Surrender Premises in a way reasonably acceptable to Landlord such that Landlord may, in its sole and absolute discretion, elect to connect said piping to another source of compressed air.

5.

Remove data/telecommunications cabling installed within the Surrender Premises, provided that Landlord notifies Subtenant at least fifteen (15) days prior to the Termination Date that Subtenant shall be required to remove same.

6.	Leave in place (a) the affixed electrical distribution poles within the office portion of the Surrender Premises, and (b) the affixed server racks within the IT closet within the Surrender Premises.

SCHEDULE 1

DEMISING PLAN

SCHEDULE 2

FURNITURE PLAN

EXHIBIT B

RETAINED PREMISES

07/14/2020
5980 Horton Street
3RD Floor

LEGEND:

3rd Floor Retained Premises

07/14/2020
5980 Horton Street
5TH Floor

M
W
STOR
SHOWER

LEGEND:

5th Floor Retained Premises